Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Affirms No Sale to Private-Equity Investors
DALLAS, TEXAS: January 17, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today that recent unsolicited discussions with a group of private-equity investors regarding a possible sale of the company have ended. ACS has been considering alternatives to enhance shareholder value including the discussions with a group of private-equity investors, as well as the possible dual class recapitalization proposal described in the Company’s September 30, 2005 proxy statement.
The Company did not reach agreement on terms on either of these alternatives and they are no longer being considered. As always, ACS is continuing to consider additional alternatives for the enhancement of shareholder value, but these alternatives do not include the sale of the Company.
Founded by Darwin Deason in 1988, providing technology outsourcing to a single financial services industry client, ACS has expanded its technology outsourcing services into the communications, education, energy, government, healthcare, insurance, manufacturing, retail, and the transportation and travel industries. The Company pioneered the new service offering of business process outsourcing (BPO) and today delivers superior business process outsourcing, information technology outsourcing, and systems and integration services to hundreds of private and public clients worldwide.
ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.